Exhibit 99
For Release: Jan. 30, 2007
Burger King Posts Robust Second Quarter Results Led by Comp Sales,
New Restaurants, Company Restaurant Margins
Company Announces First Quarterly Dividend as a Public Company
Second quarter highlights:
•	12th consecutive quarter of worldwide positive comparable sales

•	Quarterly revenues reach record high; up 9 percent

•	Net income increases by 41 percent to $38 million; 9 percent increase on adjusted basis

•	EPS increases 17 percent to 28 cents; 8 percent increase on adjusted basis
     Burger King Holdings Inc. (NYSE: BKC) delivered robust results for the second quarter of its 2007 fiscal year. The company again posted solid growth in revenues, driven broadly by strong comparable sales and new restaurant openings. Company restaurant margins, net income and earnings per share also improved.
     Worldwide, comparable sales were up 3.7 percent, making this the 12th consecutive quarter of positive comparable sales increases. In North America, comparable sales were up 4.4 percent, the 11th consecutive quarter of positive comparable sales increases.
     “We’re consistently delivering strong results by staying focused on our global ‘Go Forward’ growth plan,” said Burger King CEO John W. Chidsey. “Our brand and our great food continue to resonate with our restaurant guests. Specifically, our BK™ Value Menu, as well as our innovative Xbox® game collection—which was the best-selling video game of the holiday season, with more than 3.2 million copies sold—increased both sales and restaurant traffic.”
     Driven by positive comparable sales in every region worldwide and an increase in new restaurant openings, revenues for the second quarter of fiscal year 2007 reached a record $559 million—an increase of 9 percent from the same quarter of the previous fiscal year.
     Company restaurant margins increased for a third consecutive quarter—up 70 basis points to 15.9 percent from 15.2 percent in the same period last year—driven primarily by lower food costs and higher revenues at company-owned restaurants.
     Net income increased 41 percent to $38 million from $27 million during the same period last year. On an adjusted basis, net income rose 9 percent to $38 million from $35 million during the same period last year, which takes into account $5 million in unusual items in the prior year, including $3 million in sponsor-management fees.
     Earnings per share increased 17 percent to 28 cents per share in the second quarter, as compared to 24 cents per share in the same quarter last year. Earnings per share rose 8 percent to 28 cents per share from adjusted earnings per share of 26 cents in the same period last year.
Dividend Payment
     The company is announcing its first quarterly dividend as a public company. The dividend payment of 6.25 cents per share will be paid on March 15, 2007, to shareholders of record as of the close of business on Feb. 15, 2007.
     “We have elected to pay our first cash dividend as a public company because we have consistently generated strong cash flow, and we expect our cash flow to continue to strengthen,” said Ben K. Wells, CFO and treasurer. “Because we believe that our business will remain financially strong, we expect to be able to return capital to our shareholders and simultaneously grow our restaurant count.

     “The company plans to pay down debt during the second half of this fiscal year in order to reduce interest expense. In fact, as we announced on Jan. 25, we are retiring an additional $25 million in debt today. We are now focused on evaluating other initiatives that will contribute to shareholder value, such as strategic investments, increasing cash dividends and share repurchases.”
     The company retired $50 million in debt during the quarter, using cash generated from operations. The company has retired a total of $125 million in debt during the first seven months of the current fiscal year.
Average Restaurant Sales
     System-wide average restaurant sales (ARS) increased 6 percent to $297,000 during the second quarter of fiscal 2007, as compared to $279,000 in the same quarter last year. System-wide trailing 12-month ARS reached a record high of $1.16 million for the period, as compared to $1.12 million for the trailing 12 months year-over-year.
     “We are staying focused on increasing ARS in the United States to our interim goal of $1.3 million annually. A higher ARS is attractive to existing and potential franchisees and increases our royalties and, ultimately, generates attractive returns for our shareholders,” said Chidsey.
     Of U.S. restaurants open for at least 12 months, more than 2,140—or about 31 percent—were operating at or above the $1.3 million ARS level by the end of the second quarter. The last 50 free-standing restaurants that opened in the United States and have operated for at least a year have achieved an ARS of $1.51 million, which is about 30 percent higher than the current U.S. system average.
Future Growth
     The company continued its expansion of new restaurants internationally, including 85 new restaurant openings in Europe, the Middle East and in the Asia Pacific region (EMEA/APAC). In Latin America, 90 new restaurants have opened in the last 12 months. The BURGER KING® brand continues to grow in existing markets and to expand into new markets where there is an expected attractive economic return. For example, since entering Brazil just two years ago, BURGER KING® franchisees have opened 27 restaurants, and those open for at least a year have a trailing 12-month ARS of $1.7 million.
     During the quarter, the company announced its entrance into two financially attractive markets: Japan and Indonesia. BURGER KING® restaurants are scheduled to open in both of these countries during the fiscal year.
     “We will continue an energetic expansion of our presence worldwide. As we have said previously, we are highly franchised; therefore, unit growth has a disproportionately positive impact on earnings with minimal capital investment,” Chidsey said. “As we anticipated, we expect net openings to accelerate and closures to diminish during the second half of this fiscal year.”
The company is on target to achieve its key financial goals for the fiscal year:
•	Growing top-line revenue 6—7 percent;

•	Growing adjusted EBITDA 10—12 percent;

•	Increasing adjusted net income in excess of 20 percent; and

•	Reducing debt using excess cash generated from operations.
     Chidsey said, “We remain financially strong and are very pleased with the second quarter’s success. As we look to the next quarter and the immediate future, we are especially enthusiastic about our Feb. 19 launch of the BK™ Breakfast Value Menu—the first to national market in the quick service restaurant segment.”
     “We’ll keep achieving strong results by building on the foundation we’ve set: To maintain a dynamic product pipeline of great food at great prices; to open new restaurants; to continue to launch innovative and compelling marketing and advertising campaigns; to lead the way in operational excellence; and to follow our commitment to the HAVE IT YOUR WAY® brand promise.”
About Burger King Holdings Inc.
     The BURGER KING® system operates more than 11,100 restaurants in all 50 states and in 65 countries and U.S. territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings Inc., please visit the company’s Web site at www.bk.com.

RELATED COMMUNICATIONS
     Burger King Holdings Inc. (NYSE: BKC) will hold its second quarter earnings call for fiscal year 2007 on Tuesday, Jan. 30, at 10 a.m. (EST). This call is being Webcast and may be accessed at Burger King’s Web site at www.bk.com through the Investor Relations link.
     The Webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors may listen to the call at www.fulldisclosure.com. Institutional investors may access the call via Thomson’s password-protected event management site at www.streetevents.com.
     U.S. participants may also access the earnings call by dialing 866.831.6162; participants outside the United States may access the call by dialing 617.213.8852. The participant passcode is 90927344. The call will be available for replay by dialing 888-286-8010 within the United States or 617-801-6888 from outside the United States. The audio replay passcode is 49264978. The audio replay will be available through March 2, 2007.
CONTACT:

Edna Johnson	BKC Media Relations	305/378-7516	ednajohnson@whopper.com
Amy Wagner	BKC Investor Relations	305/378-7696	awagner@whopper.com
FORWARD-LOOKING STATEMENTS
     Certain statements made in this report that reflect management’s expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties. These forward looking statements include statements regarding the Company’s ability to achieve its key financial goals for fiscal 2007, management’s expectations regarding net openings and closings, the intent to open restaurants in Japan and Indonesia in fiscal 2007, management’s beliefs regarding the strength of the Company’s future cash flow, its overall financial health and the Company’s financial capacity to grow the business and retire debt, management’s intent to retire debt and to evaluate other initiatives to contribute to shareholder value and other expectations regarding the Company’s future financial and operational results. These forward-looking statements are only predictions based on our current expectations and projections about future events. Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.
     These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:
•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our continued relationship with, and the success of, our franchisees;

•	Risks relating to franchisee financial distress, including the financial difficulties currently experienced by certain franchisees in the United Kingdom which could result in, among other things, delayed or reduced payments to us of royalties and rents and increased exposure to third parties;

•	Our ability to successfully implement our international growth strategy;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Changes in consumer preferences and consumer discretionary spending;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	Increases in our operating costs, including food and paper products, energy costs and labor costs;

•	Risks related to the loss of any of our major distributors, including our sole distributor in the United Kingdom, and interruptions in the supply of necessary products to us;

•	Risks related to our international operations;

•	Increases in our income tax expense resulting from the realignment of our European and Asian businesses if those businesses are less profitable than expected;

•	Fluctuations in international currency exchange and interest rates;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.
     These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
     Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(Dollars and shares in millions except for per share data)

			Increase/(Decrease)
Three Months Ended December 31,	2006	2005	$	%
Revenues:
Company restaurant revenues	$417	$379	$38	10%
Franchise revenues	112	104	8	8%
Property revenues	30	29	1	3%

Total revenues	559	512	47	9%

Company restaurant expenses	351	321	30	9%
Selling, general and administrative expenses	119	106	13	12%
Property expenses	15	14	1	7%
Fees paid to affiliates	—	3	(3)	(100)%
Other operating income, net	(1)	(2)	1	50%

Total operating costs and expenses	484	442	42	10%

Income from operations	75	70	5	7%

Interest expense	19	18	1	6%
Interest income	(2)	(1)	(1)	100%

Interest expense, net	17	17	—	0%

Income before income taxes	58	53	5	9%
Income tax expense	20	26	(6)	(23)%

Net income	$38	$27	$11	41%

Earnings per share — basic (1)	$0.28	$0.25	$0.03	12%
Earnings per share — diluted (1)	$0.28	$0.24	$0.04	17%

Weighted average shares — basic	133.5	106.9
Weighted average shares — diluted	136.5	112.9

(1)	Earnings per share is calculated using whole dollars and shares.

			Increase / (Decrease)
Six Months Ended December 31,	2006	2005	$	%
Revenues:
Company restaurant revenues	$822	$754	$68	9%
Franchise revenues	225	209	16	8%
Property revenues	58	57	1	2%

Total revenues	1,105	1,020	85	8%

Company restaurant expenses	694	640	54	8%
Selling, general and administrative expenses	231	207	24	12%
Property expenses	31	28	3	11%
Fees paid to affiliates	—	6	(6)	(100)%
Other operating income, net	(8)	(3)	(5)	167%

Total operating costs and expenses	948	878	70	8%

Income from operations	157	142	15	11%

Interest expense	38	37	1	3%
Interest income	(4)	(3)	(1)	33%

Interest expense, net	34	34	—	0%

Loss on early extinguishment of debt	1	13	(12)	(92)%

Income before income taxes	122	95	27	28%
Income tax expense	44	46	(2)	(4)%

Net income	$78	$49	$29	59%

Earnings per share — basic (1)	$0.59	$0.45	$0.14	31%
Earnings per share — diluted (1)	$0.57	$0.43	$0.14	33%

Weighted average shares — basic	133.3	106.8
Weighted average shares — diluted	136.1	112.9

(1)	Earnings per share is calculated using whole dollars and shares.

USE OF NON-GAAP FINANCIAL MEASURES
To supplement the Company’s consolidated condensed financial statements presented on a GAAP basis (as defined below), the Company provides certain key business measures including system-wide comparable sales growth, system-wide average restaurant sales and system-wide sales growth. GAAP is defined as generally accepted accounting principles. The Company also provides certain non-GAAP financial measures including franchise sales, EBITDA, adjusted EBITDA, adjusted net income, and adjusted earnings per share.
System-wide data represents measures for both Company-owned and franchise restaurants. The Company uses three key business measures as indicators of the Company’s performance: system-wide comparable sales growth; system-wide average restaurant sales; and system-wide sales growth. These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system.
Franchise sales refer to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.
EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA is a useful measure as it incorporates certain operating drivers of the Company’s business such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. Capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.
Adjusted EBITDA excludes: (a) the effects of the prior year quarterly management fees paid to Texas Pacific Group, Bain Capital Partners, and the Goldman Sachs Funds under a management agreement (“management fees”) that was terminated in May 2006; (b) the costs of the Franchisee Financial Restructuring Program (FFRP); and (c) the effects of our global reorganization and realignment.
While EBITDA and adjusted EBITDA are not recognized measures under GAAP, management uses these non-GAAP financial measures to evaluate and forecast the Company’s business performance. Further, management believes that these non-GAAP measures provide both management and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. EBITDA and adjusted EBITDA are not intended to be measures of liquidity or cash flows from operations nor measures comparable to net income as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.
Net income, adjusted for unusual items (adjusted net income) excludes: (a) the effects of the management fees; (b) the costs of the FFRP; (c) the effects of our global reorganization and realignment; (d) the loss on early extinguishment of debt; and (e) the tax effects of unusual items, resulting in an adjusted effective tax rate of 40% for the first quarter and first six months of fiscal 2006. Adjusted income tax expense is calculated by using the Company’s actual tax rate and excluding the tax effects of unusual items, resulting in an adjusted effective tax rate. Adjusted earnings per share is calculated using adjusted net income divided by adjusted shares outstanding, which for the three and six months ended December 31, 2005, reflect weighted average shares at the time of the Company’s initial public offering in May 2006. These Non-GAAP measures allow management to measure performance on a more comparable basis.

Reconciliations for net income to EBITDA, EBITDA to adjusted EBITDA, and net income to adjusted net income are as follows:
Non—GAAP Reconciliations
(Unaudited)
(In millions except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
EBITDA and Adjusted EBITDA

Net Income	$38	$27	$78	$49
Interest expense, net	17	17	34	34
Loss on early extinguishment of debt	—	—	1	13
Income tax expense	20	26	44	46
Depreciation and amortization	21	21	43	42

EBITDA	96	91	200	184
Adjustments:
FFRP costs	—	1	—	2
Global reorganization and realignment	—	1	—	1
Management fees	—	3	—	6

Total Adjustments	—	5	—	9

Adjusted EBITDA	$96	$96	$200	$193

Net income and adjusted net income

Net Income	$38	$27	$78	$49
Income tax expense	20	26	44	46

Income before income taxes	58	53	122	95
Adjustments:
FFRP costs	—	1	—	2
Global reorganization and realignment	—	1	—	1
Management fees	—	3	—	6
Loss on early extinguishment of debt	—	—	—	13

Total Adjustments	—	5	—	22

Adjusted income before taxes	58	58	122	117

Adjusted income tax expense(1)	20	23	44	47

Adjusted net income	$38	$35	$78	$70

Shares outstanding — diluted	136.5	112.9	136.1	112.9
Adjusted shares outstanding — diluted(2)	136.5	135.5	136.1	135.5

Earnings per share- diluted(3)	$0.28	$0.24	$0.57	$0.43
Adjusted earnings per share-diluted(3)(4)	$0.28	$0.26	$0.57	$0.52

(1)	Adjusted income tax expense is calculated by using the Company’s actual tax rate and excluding the tax effects of unusual items, resulting in an adjusted effective tax rate of 40%.

(2)	Adjusted shares outstanding for the three and six months ended December 2005 reflect weighted average shares at the time of the Company’s initial public offering in May 2006.

(3)	Earnings per share is calculated using whole dollars and shares outstanding.

(4)	Adjusted earnings per share is calculated using adjusted net income divided by adjusted shares outstanding.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

System-wide comparable sales growth
Refers to the change in all Company-owned and franchise restaurant sales in one period from a comparable period for restaurants that have been open for thirteen months or longer, excluding the impact of foreign currency translation.

System-wide sales growth	Refers to the change in all Company-owned and franchise restaurant sales from all restaurants from one period to another, excluding the impact of foreign currency translation.

System-wide average restaurant sales
Refers to the average Company-owned and franchise restaurant sales for the defined period. It is calculated as the total system-wide sales averaged over total store months for all restaurants open during that period.

Franchise sales
Refers to sales at all franchise restaurants. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists only of sales from Company-owned restaurants.

Franchise revenues	Consists primarily of royalties and franchise fees.

Property revenues	Includes property income from restaurants that the Company leases or subleases to franchisees.

Company restaurant expenses
Consists of all costs necessary to manage and operate Company-owned restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other costs to operate Company-owned restaurants.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses.

Property expenses	Includes rent and depreciation expense related to properties subleased to franchisees and the cost of building and equipment leased to franchisees.

Selling, general and administrative expenses (SG&A)
Comprises (a) selling expenses, which include advertising and bad debt expense, (b) general and administrative expenses, which include costs of field management for Company-owned and franchise restaurants and corporate overhead, including corporate salaries and facilities, and (c) amortization of intangible assets.

Other operating (income) and expense
Includes (income) and expenses that are not directly derived from the Company’s primary business and the impact of foreign currency transaction gains and losses. Expenses also include write-offs associated with Company restaurant closures and other asset write-offs.

Burger King Holdings, Inc. and Subsidiaries
Supplemental Information
Three and Six Months Ended December 31, 2006

Revenues	10

Key Revenue Performance Measures	11

Company Restaurant Margins	12

Selling, General and Administrative Expenses	13

Other Operating Income, Net	13

Operating Income/(Expense)	14

Income Taxes	14

Restaurant Information	15

SUPPLEMENTAL INFORMATION
     The purpose of this exhibit is to provide additional information related to Burger King Holdings, Inc.’s results for the three and six month periods ended December 31, 2006.
     Our business operates in three reportable segments: (1) the United States and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.
Revenues (Dollars in millions)
Revenues consist of Company restaurant revenues, franchise revenues, and property revenues.

	Three Months Ended December 31,			Six Months Ended December 31,
			% Increase			% Increase
	2006	2005	(Decrease)	2006	2005	(Decrease)
	Unaudited
Company restaurant revenues:
United States & Canada	$270	$254	6%	$541	$507	7%
EMEA/APAC	131	110	19%	250	219	14%
Latin America	16	15	7%	31	28	10%

Total Company restaurant revenues	417	379	10%	822	754	9%

Franchise revenues:
United States & Canada	70	66	6%	140	133	5%
EMEA/APAC	32	29	10%	65	59	10%
Latin America	10	9	11%	20	17	18%

Total franchise revenues	112	104	8%	225	209	8%

Property revenues:
United States & Canada	22	21	5%	43	42	2%
EMEA/APAC	8	8	0%	15	15	0%
Latin America	—	—	0%	—	—	0%

Total property revenues	30	29	3%	58	57	2%

Total revenues:
United States & Canada	362	341	6%	724	682	6%
EMEA/APAC	171	147	16%	330	293	13%
Latin America	26	24	8%	51	45	13%

Total revenues	$559	$512	9%	$1,105	$1,020	8%

Total Revenues
Total revenues increased for the three and six months ended December 31, 2006, due to positive comparable sales of 3.7% and 3.0%, respectively, as well as the opening of 43 new restaurants (net of closures) and the acquisition of 49 franchise restaurants (net of sales of Company-owned restaurants or “refranchisings”) during the twelve months ended December 31, 2006. Revenues during the three and six months ended December 31, 2006 also reflect $14 million and $23 million (or 30% and 27% of total increase in revenues), respectively, due to the favorable impact from the movement in foreign currency exchange rates. The positive impact on revenues from exchange rates did not have a material impact on income from operations as it was substantially offset by the negative impact of exchange rates on Company restaurant expenses and selling, general and administrative expenses.
United States & Canada
Revenues increased for the three and six months ended December 31, 2006, driven by positive comparable sales of 4.4% and 3.5%, respectively, and from the acquisition of 12 franchise restaurants (net of refranchisings) during the twelve months ended December 31, 2006. The number of restaurants in the United States and Canada decreased during the twelve months ended December 31, 2006 by 132 reflecting 74 openings offset by 206 closures. The favorable impact from foreign currency exchange rates in Canada for the three and six months ended December 31, 2006 was $1 million and $4 million, respectively.

EMEA/APAC
The increase in revenues for the three and six months ended December 31, 2006, was driven primarily by 85 new restaurant openings in EMEA/APAC (net of closures) during the twelve months ended December 31, 2006. The increase in revenues was also attributable to positive comparable sales of 1.7% and 1.4% for the three and six months ended December 31, 2006, respectively, reflecting positive comparable sales in Spain and Germany offset by negative comparable sales in the United Kingdom. The negative comparable sales in the United Kingdom were primarily driven by changes in consumer preferences away from the fast food hamburger restaurant category. EMEA/APAC revenues were also positively impacted by foreign currency exchange rates in the amount of $13 million and $20 million, respectively, for the three and six months ended December 31, 2006.
Latin America
Revenues increased for the three and six months ended December 31, 2006, primarily due to positive comparable sales of 4.1% and 5.1%, respectively, as well as from 90 new restaurant openings (net of closures) in Latin America during the twelve months ended December 31, 2006, representing a 12% increase compared to the same period for the previous year. The unfavorable impact from currency exchange rates in Latin America for the six months ended December 31, 2006 was $1 million. The impact from foreign currency exchange rates in Latin America for the three months ended December 31, 2006 was not significant.
Additional information regarding the key performance measures discussed above is as follows:
Key Revenue Performance Measures

	As of December 31,
			Increase/
	2006	2005	(Decrease)
	(Unaudited)
Number of Company restaurants:
United States & Canada	888	876	12
EMEA/APAC	331	289	42
Latin America	71	63	8

Total	1,290	1,228	62

Number of franchise restaurants:
United States & Canada	6,614	6,758	(144)
EMEA/APAC	2,492	2,449	43
Latin America	788	706	82

Total	9,894	9,913	(19)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In constant currencies)
System-Wide Comparable Sales Growth:
United States & Canada	4.4%	2.3%	3.5%	1.6%
EMEA/APAC	1.7%	1.3%	1.4%	0.3%
Latin America	4.1%	1.6%	5.1%	1.6%
Total	3.7%	2.0%	3.0%	1.3%

System-Wide Sales Growth:
United States & Canada	3.7%	(0.2)%	2.6%	(0.6)%
EMEA/APAC	5.1%	6.7%	5.3%	6.5%
Latin America	14.2%	12.5%	14.8%	12.9%
Total	4.7%	2.3%	4.0%	1.8%
	(In actual currencies)
System-Wide Average Restaurant Sales (In thousands)	$297	$279	$597	$549

	Three Months Ended December 31,			Six Months Ended December 31,
			% Increase/			% Increase/
	2006	2005	(Decrease)	2006	2005	(Decrease)
	(Unaudited)
Franchise Sales: (Dollars in millions)
United States & Canada	$1,914	$1,850	3%	$3,861	$3,773	2%
EMEA/APAC	757	680	11%	1,530	1,388	10%
Latin America	205	179	15%	399	347	15%

Total	$2,876	$2,709	6%	$5,790	$5,508	5%

Company Restaurant Margins (Dollars in millions)

	Percent of Sales (1)		Amount
					% Increase/
Three Months Ended December 31,	2006	2005	2006	2005	(Decrease) (1)
	(Unaudited)
Company restaurants:
United States & Canada	15.3%	14.1%	$41	$36	15.4%
EMEA/APAC	15.7%	15.9%	$21	$18	17.0%
Latin America	28.8%	28.8%	$4	$4	7.1%

Total	15.9%	15.2%	$66	$58	15.3%

(1)	Calculated using dollars expressed in hundreds of thousands.

	Percent of Sales (1)		Amount
					% Increase/
Six Months Ended December 31,	2006	2005	2006	2005	(Decrease) (1)
	(Unaudited)
Company restaurants:
United States & Canada	15.0%	14.1%	$81	$72	13.2%
EMEA/APAC	15.5%	15.6%	$39	$34	14.2%
Latin America	26.9%	26.7%	$8	$8	2.5%

Total	15.6%	15.0%	$128	$114	12.8%

(1)	Calculated using dollars expressed in hundreds of thousands.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Company restaurant expenses as a percentage of sales: (1)
Food, paper and product costs	30.0%	31.5%	30.1%	31.4%
Payroll and employee benefits	29.4%	28.7%	29.5%	29.1%
Occupancy and other operating costs	24.7%	24.6%	24.8%	24.5%

Total Company restaurant expenses	84.1%	84.8%	84.4%	85.0%

(1)	Calculated using dollars expressed in the hundreds of thousands.
Total Company Restaurant Margins
Company restaurant margins increased by $8 million and $14 million worldwide for the three and six months ended December 31, 2006, respectively, as a result of an increase in comparable sales and the number of Company restaurants. As a percentage of sales, Company restaurant margins improved by 0.7 and 0.6 percentage points for the three and six months ended December 31, 2006, respectively, primarily from lower food, paper and product costs, and sales of products which generate higher margins, partially offset by increases in the cost of labor and higher occupancy and other operating expenses as described below.

United States & Canada
Company restaurant margins increased by $5 million and $9 million in the United States and Canada for the three and six months ended December 31, 2006, respectively, as a result of an increase in comparable sales and the number of Company restaurants. Company restaurant margins as a percentage of sales improved in the United States and Canada by 1.2 and 0.9 percentage points for the three and six months ended December 31, 2006, respectively, driven primarily by sales of products which generate higher margins and the lower cost of beef and cheese, partially offset by an increase in labor from higher salaries and extended hours and from an increase in utility costs.
EMEA/APAC
Company restaurant margins increased by $3 million and $5 million in EMEA/APAC for the three and six months ended December 31, 2006, respectively, as a result of an increase in the number of Company restaurants and an increase in comparable sales. Company restaurant margins as a percentage of sales decreased in EMEA/APAC by 0.2 and 0.1 percentage points for the three and six months ended December 31, 2006, respectively, primarily due to an acceleration of depreciation and disposal of equipment on certain restaurant closures. These decreases were partially offset by improvements from sales of products which generate higher margins such as combo meals and the Aberdeen Angus burger.
Latin America
As a percentage of revenues, Company restaurant margins in Latin America increased by 0.2 percentage points for the six months ended December 31, 2006 reflecting an increase in relative payroll and occupancy costs. The 7.1% increase in Company restaurant margins during the three months ended December 31, 2006, compared to the same period in the prior year, reflects an increase in the number of Company restaurants and an increase in comparable sales.
Selling, General and Administrative Expenses (Dollars in millions)

	Three Months Ended December 31,			Six Months Ended December 31,
			% Increase/			% Increase/
	2006	2005	(Decrease)	2006	2005	(Decrease)
	(Unaudited)
Selling Expenses	$25	$18	39%	$44	$35	26%
General and Administrative Expenses	94	88	7%	187	172	9%

Total Selling, General, and Administrative Expenses	$119	$106	12%	$231	$207	12%

Selling, general and administrative expenses increased by $13 million to $119 million for the three months ended December 31, 2006, compared to the same period in the prior year. This increase was primarily driven by an increase in sales promotions and advertising expenses of $7 million in the United Kingdom, $2 million of additional corporate salaries and fringe benefits, and the negative impact of approximately $3 million from the movement in foreign currency exchange rates. Contributions made to the marketing fund by Company restaurants are recorded as sales promotions and advertising expense and are generally in proportion to Company restaurant revenues. The $7 million increase in the sales promotions and advertising expenses during the quarter was driven by an incremental contribution made by the Company to the marketing fund in the United Kingdom. These contributions are being used to improve brand recognition and to introduce new premium products with commercials such as the “Manthem”, and “Have it Your Way Promise”, and promotions for the £1.99 Whopper® sandwich and Aberdeen Angus burger.
Selling, general and administrative expenses increased by $24 million to $231 million for the six months ended December 31, 2006, compared to the same period in the prior year. This increase was primarily driven by an increase in sales promotions and advertising expenses of $12 million, $3 million of additional expenses associated with the operational realignment of the Company’s European and Asian businesses, an increase of $5 million in corporate salaries and fringe benefits, and $2 million of stock based compensation. The overall increase of $24 million also includes the negative impact of approximately $5 million from the movement in foreign currency exchange rates. Of the $12 million increase in sales promotions and advertising expense, $5 million related to higher Company restaurant revenues and $7 million related to an incremental contribution made by the Company to the marketing fund in the United Kingdom discussed above.
Other Operating Income, Net
Other operating income for the three months ended December 31, 2006 was $1 million as compared to $2 million during the same period in the prior year. This decrease was primarily driven by an additional charge of $2 million associated with franchise system distress in the United Kingdom offset by an increase in gains on the sale of assets of $1 million.
Other operating income, net for the six months ended December 31, 2006 was $8 million as compared to $3 million during the same period in the prior year. This increase was primarily driven by a gain of $5 million from the sale of the Company’s investment in a joint venture in New Zealand and a gain on forward currency contracts of $3 million, offset by an additional charge of $2 million associated with franchise system distress in the United Kingdom.

Operating Income/(Expense) (Dollars in millions)

	Three Months Ended December 31,			Six Months Ended December 31,
			% Increase /			% Increase /
	2006	2005	(Decrease)	2006	2005	(Decrease)
			(Unaudited)
System-Wide:
United States & Canada	$84	$74	14%	$171	$152	13%
EMEA/APAC	13	21	(38)%	33	42	(21)%
Latin America	10	8	25%	18	15	20%
Unallocated	(32)	(33)	(3)%	(65)	(67)	(3)%

Total	$75	$70	7%	$157	$142	11%

Income Taxes
Income tax expense decreased by $6 million during the three months ended December 31, 2006, compared to the same period in the prior year. Our effective tax rate decreased approximately 15 percentage points to 34.5%, primarily as a result of tax benefits realized from an operational realignment of our European and Asian businesses, which became effective July 1, 2006. In addition, we received additional benefits during the three months ended December 31, 2006 from the closure of a state tax audit, and from foreign currency translation on foreign denominated deferred tax assets.
Income tax expense decreased by $2 million during the six months ended December 31, 2006, compared to the same period in the prior year. Our effective tax rate decreased approximately 12 percentage points to 36.1%, partially as a result of tax benefits realized from an operational realignment of our European and Asian businesses, which became effective July 1, 2006. In addition, we also received additional benefits during the six months ended December 31, 2006 from the closure of a state tax audit, and from foreign currency translation on foreign denominated deferred tax assets.

Restaurant Information

	Six Months Ended December 31, 2006
	United States &
	Canada	EMEA/APAC	Latin America	Worldwide
Company:
Beginning of Period	878	293	69	1,240
Openings	5	9	2	16
Closings	(5)	(3)	—	(8)
Acquisitions, net	10	32	—	42

Ending Balance	888	331	71	1,290

Franchise:
Beginning of Period	6,656	2,494	739	9,889
Openings	36	94	52	182
Closings	(68)	(64)	(3)	(135)
Acquisitions, net	(10)	(32)	—	(42)

Ending Balance	6,614	2,492	788	9,894

System:
Beginning of Period	7,534	2,787	808	11,129
Openings	41	103	54	198
Closings	(73)	(67)	(3)	(143)
Acquisitions, net	—	—	—	—

Ending Balance	7,502	2,823	859	11,184

	Six Months Ended December 31, 2005
	United States &
	Canada	EMEA/APAC	Latin America	Worldwide
Company:
Beginning of Period	844	283	60	1,187
Openings	—	6	3	9
Closings	(6)	—	—	(6)
Acquisitions, net	38	—	—	38

Ending Balance	876	289	63	1,228

Franchise:
Beginning of Period	6,876	2,373	668	9,917
Openings	26	95	42	163
Closings	(106)	(19)	(4)	(129)
Acquisitions, net	(38)	—	—	(38)

Ending Balance	6,758	2,449	706	9,913

System:
Beginning of Period	7,720	2,656	728	11,104
Openings	26	101	45	172
Closings	(112)	(19)	(4)	(135)
Acquisitions, net	—	—	—	—

Ending Balance	7,634	2,738	769	11,141